Exhibit 10.1
2010 Patriot Award
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT, dated January 4, 2010 (the “Grant Date”), is made by and between PATRIOT COAL CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee or other service provider of the Company or a Subsidiary (as defined below) or an Affiliate (as defined below) of the Company (the “Grantee”).
     WHEREAS, the Company wishes to afford the Grantee the opportunity to own shares of its $.01 par value common stock (the “Common Stock”);
     WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Administrator appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the shares of Common Stock provided for herein to the Grantee, on a restricted basis, as an incentive for increased efforts during his or her term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to grant the award;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms that are not defined in this Agreement shall have the meanings specified in the Plan.
     Section 1.1 — “Affiliate” means any Person that (i) is directly or indirectly controlling, controlled by, or under common control with the Company and (ii) would, together with the Company, be classified as the “service recipient” (as defined in the regulations under Code Section 409A) with respect to the Grantee. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 1.2 — “Cause” shall mean (i) any material and uncorrected breach by the Grantee of the terms of his or her employment agreement with the Company, including, but not limited to, a violation of Section 13 thereof, (ii) any willful fraud or dishonesty of the Grantee involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of the Grantee to comply with any major corporate policy of the Company which is communicated to the Grantee in writing or (iv) the Grantee’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his or her imprisonment; provided that, with respect to clauses (i), (ii) and (iii) above, the Grantee shall have thirty (30) days following his or her receipt of written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company; provided further that, notwithstanding the foregoing, in the event that the Grantee is subject to a definition of “Cause” in his or her employment agreement with the Company that contains any terms that are more favorable to the Grantee, “Cause” (including the related cure period) shall include such terms.
     Section 1.3 — “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto.
     Section 1.4 — “Good Reason” means: (i) a reduction by the Company in the Grantee’s base salary; (ii) a material reduction in the aggregate program of employee benefits and perquisites to which the Grantee is entitled (other than a reduction that generally affects all executives); (iii) a material decline in the Grantee’s bonus or long term incentive award opportunities (other than a decline that generally affects all executives); (iv) relocation of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as specified in his or her employment agreement with the Company; or (v) any material diminution or material adverse change in the Grantee’s title, duties, responsibilities or reporting relationships. If the Grantee does not give notice to the Company (as described in the Grantee’s employment agreement with the Company) within ninety (90) days after an event giving rise to Good Reason, the Grantee’s right to claim Good Reason termination on the basis of such event shall be deemed waived. Notwithstanding the foregoing, in the event that the Grantee is subject to a definition of “Good Reason” in his or her employment agreement with the Company that is more favorable to the Grantee, “Good Reason” (including any related notice period) shall have the meaning described therein.
     Section 1.5 — “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     Section 1.6 — “Plan” means the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan, as it may be amended from time to time.
     Section 1.7 — “Subsidiary” means any corporation that (i) is in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain, then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (ii) would, together with the Company, be classified as a “service recipient” (as defined in the regulations under Code Section 409A) with respect to the Grantee.
     Section 1.8 — “Termination of Employment” means a termination of the Grantee’s employment or service with the Company, a Subsidiary or an Affiliate (regardless of the reason therefore).

ARTICLE 2
GRANT OF RESTRICTED STOCK
     Section 2.1 — Grant of Restricted Stock. For good and valuable consideration, the Company hereby grants to the Grantee the number of restricted shares of its Common Stock (the “Restricted Stock”) set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement.
     Section 2.2 — Transfer Restrictions. At any time prior to vesting in accordance with Article 3, the shares of Restricted Stock or any interest therein cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated or otherwise disposed of. Upon vesting in accordance with Article 3, the shares of Restricted Stock shall cease to be restricted and shall become non-forfeitable, and the Grantee shall own such shares free of all restrictions otherwise imposed by this Agreement.
     Section 2.3 — No Obligation of Employment or Service. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the service of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the service of the Grantee at any time for any reason whatsoever.
ARTICLE 3
VESTING OF RESTRICTED STOCK
     Section 3.1 — Restricted Stock Vesting. Unless otherwise provided in this Agreement, the shares of Restricted Stock shall become vested and non-forfeitable on such dates as follows, provided that the Grantee has remained continuously employed by the Company through such applicable date.

Date Restricted	Percentage of Restricted
Stock Becomes Vested	Stock That Becomes Vested
January 4, 2011	33.33%
January 4, 2012	33.33%
January 4, 2013	33.34%
The Restricted Stock shall become vested, pursuant to the schedule above, with respect to the nearest whole number of shares of Common Stock, as determined by the Administrator in its sole discretion.
     Section 3.2 — Acceleration Events. Notwithstanding anything in this Article 3 to the contrary, the shares of Restricted Stock shall become fully vested and non-forfeitable (but only to the extent the Award has not otherwise terminated) upon (i) the Grantee’s Termination of Employment due to death or Disability or (ii) a Change of Control. Upon Grantee’s (i) Termination of Employment by the Company without Cause or (ii) by the Grantee for Good Reason, the Restricted Stock shall vest and become non-forfeitable with respect to the percentage of shares of Common Stock that would have otherwise vested on the next vesting date as specified in Section 3.1 herein.
     Section 3.3 — Effect of Termination of Employment. Except as otherwise provided in Section 3.2, no share of Restricted Stock shall become vested and non-forfeitable following the Grantee’s Termination of Employment, and any unvested and forfeitable share of Restricted Stock shall be immediately and automatically forfeited upon Termination of Employment.
ARTICLE 4
RECEIPT OF STOCK
     Section 4.1 — Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable hereunder may be either previously authorized but unissued shares or issued shares that have been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock granted hereunder prior to fulfillment of both of the following conditions:
     (a) The obtaining of approval or other clearance from any state or federal governmental agency that the Administrator, in its absolute discretion, determines to be necessary or advisable; and
     (b) The lapse of such reasonable period of time following the grant as the Administrator may establish from time to time for administrative convenience.
     Section 4.2 — Escrow. Upon issuance, the certificates for the shares of Restricted Stock shall be held in escrow by the Company until, and to the extent, the shares of Restricted Stock cease to be restricted and become non-forfeitable and the Grantee owns such shares free of all restrictions otherwise imposed by this Agreement. Any new, substituted or additional securities or other property described in and issued under Section 6.1 of the Plan shall immediately be delivered to the Company to be held in such escrow. Shares of Restricted Stock, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture, if any, of such shares of Restricted Stock by the Grantee hereunder or (ii) subject to the provisions of Section 5.1, released to the Grantee to the extent the shares of Restricted Stock are no longer subject to any of the restrictions otherwise imposed by this Agreement or the Plan.
     Section 4.3 — Rights as Stockholder. The Grantee shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock granted hereunder unless and until the date (the “Issuance Date”) on which certificates representing such shares have been issued by the Company to or in the name of such Grantee (including certificates held in escrow by the Company in accordance with Section 4.2). The Grantee shall be entitled to receive any dividends paid with respect to the shares of Restricted Stock that become payable on or after the Issuance Date; provided, however, that no dividends shall be payable to or for the benefit of the Grantee for shares of Restricted Stock with respect to record dates occurring prior to the Issuance Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock. Any dividends payable in accordance with this Section 4.3 shall be paid as soon as practicable after the date on which such dividends are declared and in no event later than the later of (i) the end of the calendar year in which such dividends are paid to shareholders of the same class of stock, or (ii) the fifteenth day of the third month following the date on which such dividends are paid to shareholders of the same class of stock.
     The Grantee shall be entitled to vote the shares of Restricted Stock on or after the Issuance Date to the same extent as would have been applicable to the Grantee if the shares of Restricted Stock had then been fully vested and non-forfeitable; provided, however, that the Grantee shall not be entitled to vote the shares of Restricted Stock with respect to record dates for such voting rights occurring prior to the Issuance Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee forfeited those shares of Restricted Stock.
ARTICLE 5
MISCELLANEOUS
     Section 5.1 — Tax Consequences. Unless otherwise specifically provided in another agreement between the Company and the Grantee, the Company shall not be liable or responsible in any way for any tax (including any withholding tax) consequences relating to the shares of Restricted Stock, and the Grantee agrees to undertake to determine, and be responsible for, any and all tax (including any withholding tax) consequences to himself or herself with respect to the shares of Restricted Stock. Notwithstanding any other provision of this Agreement, the shares of Restricted Stock, together with any other assets or securities held in escrow hereunder, shall not be released to the Grantee unless the Grantee has paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the grant of the shares of Restricted Stock or the lapse of restrictions imposed by this Agreement.
     Section 5.2 — Section 83(b) Election. The Grantee understands that Code Section 83 may tax as compensation income the difference between the amount paid for the shares of Restricted Stock, if any, and the fair market value of the shares of Restricted Stock as of the date any restrictions on the shares of Restricted Stock lapse in the absence of an election under Code Section 83(b). In this context, “restriction” means the forfeitability of the shares of Restricted Stock pursuant to the terms of this Agreement.
     The Grantee understands that he or she may elect to be taxed at the time he or she receives the shares of Restricted Stock and while the shares of Restricted Stock are subject to restrictions rather than waiting to be taxed on the shares of Restricted Stock when and as the restrictions lapse. The Grantee realizes that he or she may choose this tax treatment by filing an election under Code Section 83(b) with the Internal Revenue Service within thirty (30) days after the Grant Date and by filing a copy of such election with his or her tax return for the tax year in which the Restricted Shares were subjected to the restrictions. THE GRANTEE UNDERSTANDS THAT FAILURE TO MAKE THIS FILING IN A TIMELY MANNER MAY RESULT IN THE RECOGNITION OF COMPENSATION INCOME BY THE GRANTEE, AS THE RESTRICTIONS LAPSE, ON ANY DIFFERENCE BETWEEN THE PURCHASE PRICE, IF ANY, AND THE FAIR MARKET VALUE OF THE SHARES OF RESTRICTED

STOCK AT THE TIME SUCH RESTRICTIONS LAPSE. THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER CODE SECTION 83(b). THE GRANTEE ACKNOWLEDGES THAT HE OR SHE SHALL CONSULT HIS OR HER OWN TAX ADVISERS REGARDING THE ADVISABILITY OR NON-ADVISABILITY OF MAKING THE ELECTION UNDER CODE SECTION 83(b) AND ACKNOWLEDGES THAT HE OR SHE SHALL NOT RELY ON THE COMPANY OR ITS ADVISERS FOR SUCH ADVICE.
     Section 5.3 — Administration. The Administrator has the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the shares of Restricted Stock. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan and this Agreement.
     Section 5.4 — Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     Section 5.5 — Titles. Titles and headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     Section 5.6 — Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
     Section 5.7 — Applicability of Plan. The shares of Common Stock issued to the Grantee hereunder shall be subject to all of the terms and provisions of the Plan, to the extent applicable to such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
     Section 5.8 — Amendment. This Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Agreement.
     Section 5.9 — Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration. Arbitrators shall be selected,

and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Notwithstanding anything in this Section 5.9 to the contrary, payments made under this Section 5.9 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 5.9 may not be exchanged or substituted for other forms of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.9 shall remain in effect throughout the Grantee’s employment and for a period of five (5) years following the Grantee’s Termination of Employment.
     Section 5.10 — Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto, effective on the Grant Date.

GRANTEE	PATRIOT COAL CORPORATION

By
Richard M. Whiting
Its Chief Executive Officer

Address

Grantee’s Taxpayer Identification Number:	Aggregate number of shares of Common Stock granted hereunder:

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